Exhibit 99.3

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

FOR IMMEDIATE RELEASE

24 January 2023

RECOMMENDED CASH ACQUISITION

of

RPS Group plc ("RPS")
by

Tetra Tech UK Holdings Limited ("Tetra Tech")
a wholly-owned subsidiary of Tetra Tech, Inc.

De-listing and Cancellation of Trading of RPS Shares

Further to the announcement made by RPS and Tetra Tech on 23 January 2023 that the Scheme has become Effective in accordance with its terms, RPS announces that, following an application by RPS, the Financial Conduct Authority has cancelled the listing of RPS Shares on the premium listing segment of the Official List and the London Stock Exchange has cancelled the trading of RPS Shares on the London Stock Exchange's Main Market for listed securities, in each case with effect from 8:00 a.m. (London time) today, 24 January 2023.

Defined terms used but not defined in this announcement have the meanings set out in the scheme document sent to RPS Shareholders dated 11 October 2022.

Enquiries:

RPS

John Douglas, Chief Executive Officer Judith Cottrell, Group Finance Director	+44 1235 863 206

Gleacher Shacklock (Lead Financial Adviser to RPS)

Tim Shacklock James Dawson Tom Quinn	+44 20 7484 1150

AEC Advisors (Financial Adviser to RPS) Andrej Avelini	+ 917 763 0393

Tetra Tech

Jim Wu, Investor Relations	+ 1 626 470 2844

BofA Securities (Financial Adviser to Tetra Tech, Inc. and Tetra Tech)

Edward Peel Geoff Iles Tom Brown	+44 20 7628 1000

DLA Piper UK LLP is retained as legal adviser to RPS. Hogan Lovells International LLP is retained as international legal adviser to Tetra Tech, Inc. and Tetra Tech.

Important Notices

Gleacher Shacklock LLP ("Gleacher Shacklock"), which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as financial adviser to RPS and no one else in connection with the Acquisition and will not be responsible to anyone other than RPS for providing the protections afforded to clients of Gleacher Shacklock nor for providing advice in connection with the Acquisition or any matter referred to herein.

AEC Advisors LLC ("AEC Advisors"), which provides M&A advice under an exemption from registration issued by the United States Securities and Exchange Commission ("SEC"), is acting exclusively as financial adviser to RPS and no one else in connection with the Acquisition and shall not be responsible to anyone other than RPS for providing the protections afforded to clients of AEC Advisors nor for providing advice in connection with the Acquisition or any matter referred to herein. No representation or warranty, express or implied, is made by AEC Advisors as to the contents of this announcement.

Merrill Lynch International ("BofA Securities"), a subsidiary of Bank of America Corporation, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for Tetra Tech, Inc. and Tetra Tech in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Tetra Tech, Inc. and Tetra Tech for providing the protections afforded to its clients or for providing advice in relation to the subject matter of this Announcement or any other matters referred to in this Announcement. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this Announcement, any statement contained herein or otherwise.